Exhibit 99.2
May 20, 2007
DTE Energy to sell Antrim Shale gas properties
•	Company takes significant step in executing the non-utility monetization plan

•	Upward revision to total expected after-tax monetization proceeds to between $1.25 billion and $1.55 billion

•	DTE Energy’s Board of Directors increases stock repurchase authorization to $1.55 billion
     DETROIT – DTE Energy (NYSE:DTE) today announced that it has agreed to sell its Michigan Antrim Shale gas exploration and production properties to Atlas Energy Resources, LLC for $1.225 billion of gross proceeds. The deal is expected to close on or about June 30, 2007.
     “This divestiture offers DTE Energy a strong value for the Antrim gas assets and recognizes our achievement in building this business to be the single largest producer in the Antrim,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “We believe this deal provides Atlas with an ideal entrance into Antrim with a set of high quality assets and personnel. DTE Energy’s gas team has a proven track record of acquiring less developed properties, then substantially increasing their value by proving up the reserves and by applying the production techniques that have made us among the lowest-cost operators in the Antrim Shale.”
     The Antrim properties will continue to be operated by the existing management team located in Traverse City, Mich., with approximately 40 employees.
     “This is a strong first step in executing the plan for our non-utility businesses announced last fall,” said Gerard M. Anderson, DTE Energy president and chief operating officer. “Our Traverse City team has done an outstanding job creating value for DTE’s shareholders. We wish them well in their future endeavors with Atlas Energy Resources.”
     Given the execution of the Antrim sale agreement and strong investor interest in other non-utility assets, the company is now confident that the monetizations will result in after-tax proceeds between $1.25 billion and $1.55 billion by year-end.
     With the signing of the agreement with Atlas, DTE Energy’s Board of Directors has authorized up to a $1.55 billion common share repurchase program, increased from the previous $700 million. DTE Energy currently intends to execute share repurchases between $650 and $850 million by year-end 2007 inclusive of purchases to date. The amount of repurchases depends primarily on the net after-tax proceeds realized from the non-utility monetization plan.
     “To date, we have repurchased approximately $159 million of stock under this plan and have the ability to make additional stock repurchases as we work to close these restructuring sales,” said David E. Meador, DTE Energy executive vice president and chief financial officer. “The company plans to pursue open-market purchases throughout the year as well as an accelerated share repurchase should the right market conditions align with the expected completion of the non-utility restructuring plan.”
     J. P. Morgan Securities Inc. acted as exclusive financial advisor to DTE Energy on this transaction.

Conference call and webcast information
     DTE Energy plans to conduct a conference call for the investment community hosted by Earley, Anderson and Meador at 8:30 a.m. EDT Monday, May 21, to discuss this asset sale under the company’s non-utility monetization plan. Investors, the news media and the public may listen to a live internet broadcast of the meeting at dteenergy.com/investors. The telephone dial-in numbers are (800) 811-0667 or (913) 981-4901. There is no passcode. The internet broadcast will be archived on the company’s website. An audio replay of the call will be available until June 3. To access the replay, dial (888) 203-1112 or (719) 457-0820 and enter passcode 1573040.
     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.3 million customers in Michigan and other non-utility, energy businesses focused on gas pipelines and storage, coal transportation, unconventional gas production, and power and industrial projects. Information about DTE Energy is available at dteenergy.com.
     Atlas Energy Resources, LLC is an energy company focused on the development and production of natural gas and, to a lesser extent, oil, principally in the Appalachian Basin. Atlas Energy sponsors and manages tax-advantaged investment partnerships in which it co-invests to finance the exploitation and development of its acreage.
     The information contained herein is as of the date of this news release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this news release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This news release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
     Factors that may impact forward-looking statements include, but are not limited to: the higher price of oil and its impact on the value of production tax credits or the potential requirement to refund proceeds received from synfuel partners; the uncertainties of successful exploration of gas shale resources and inability to estimate gas reserves with certainty; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws, regulations, and the cost of remediation and compliance, including potential new federal and state requirements that could include carbon and more stringent mercury emission controls, a renewable portfolio standard and energy efficiency mandates; nuclear regulations and operations associated with nuclear facilities; implementation of electric and gas Customer Choice programs; impact of electric and gas utility restructuring in Michigan, including legislative amendments; employee relations, and the negotiation and impacts of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; effects of competition; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; contributions to earnings by non-utility subsidiaries; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against, or damage due to, terrorism; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; uncollectible accounts receivable; binding arbitration, litigation and related appeals; changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; timing, terms and proceeds from any asset sale or monetization; and implementation of new processes and new core information systems. This news release should also be read in conjunction with the “Forward-Looking Statements” section in DTE Energy’s 2006 Form 10-K and its 2007 quarterly report on Form 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy.
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For further information, members of the media may contact:

Scott Simons (313) 235-8808 Analysts – for further information: Dan Miner (313) 235-5525	Lorie Kessler (313) 235-8807 Lisa Muschong (313) 235-8505